Exhibit 99.1

Viking Therapeutics Signs Broad Manufacturing Agreement With CordenPharma to Support Commercialization of VK2735
Long-Term Agreement Secures Dedicated Capacity for Multi-Ton Annual Supply of VK2735 Active Pharmaceutical Ingredient

Secures Dedicated Fill/Finish Capacity for 100 Million Annual Autoinjector Supply and Additional 100 Million Annual Vial/Syringe Supply

Provides Annual Capacity of Over 1 Billion Oral Tablets

Viking to Make Prepayments Totaling $150 Million Between 2025-2028

SAN DIEGO, CA – March 11, 2025 – Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced that it has signed a broad, multi-year manufacturing agreement with CordenPharma, an industry-leading contract development and manufacturing organization (CDMO), covering both the active pharmaceutical ingredient (API) and final finished product supply for its VK2735 program for obesity. The agreement provides Viking with sufficient long-term supply of both subcutaneous and oral VK2735 product forms to support a potential multi-billion-dollar annual product opportunity.

Under the terms of the agreement, Viking has secured dedicated capacity for the manufacture of, and a commitment to supply annually, multiple metric tons of VK2735 API. In addition, CordenPharma will provide fill/finish capacity for both the injectable and oral formulations of VK2735. This includes dedicated manufacturing lines and an annual commitment to supply 100 million autoinjectors and an additional 100 million vial and syringe products for the subcutaneous formulation, as well as an annual capacity of over one billion oral VK2735 tablets. These API and final finished product capacities are further expandable at Viking’s option.

“We are excited to enter into this agreement with one of the world’s leading CDMOs in the peptide space,” said Brian Lian, Ph.D., chief executive officer of Viking Therapeutics. “We have a long history of working with CordenPharma and are happy to extend and strengthen our relationship with this agreement. CordenPharma’s established presence in commercial peptide manufacturing gives us confidence in their ability to deliver supply commensurate with what we anticipate will be significant commercial demand. In addition, CordenPharma’s ability to provide dedicated capacity across the supply chain, from API through finished commercial products, makes them a uniquely qualified partner to work with in bringing this important therapy to the market.”

In exchange for dedicated API and fill/finish capacity, Viking will make prepayments totaling $150 million, to be paid over the period from 2025 to 2028. Prepayments will be credited against future orders. Viking retains ownership of all global rights to VK2735 under the agreement and expects to maintain standard pharmaceutical product margins.

VK2735, the company’s dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors, is being developed in both oral and subcutaneous formulations for the potential treatment of various metabolic disorders such as obesity. Viking is currently conducting the Phase 2 VENTURE-Oral Dosing Trial of VK2735 dosed as an oral tablet once daily for 13 weeks. Additionally, the company plans to initiate Phase 3 development with the subcutaneous formulation of VK2735 in the second quarter of 2025.

About GLP-1 and Dual GLP-1/GIP Agonists

Activation of the glucagon-like peptide 1 (GLP-1) receptor has been shown to decrease glucose, reduce appetite, lower body weight, and improve insulin sensitivity in patients with type 2 diabetes, obesity, or both. Semaglutide is a GLP-1 receptor agonist that has been approved by the U.S. Food and Drug Administration and is currently marketed in various dosage strengths and forms as Ozempic®, Rybelsus®, and Wegovy®. More recently, research efforts have explored the potential co-activation of the glucose-dependent insulinotropic peptide (GIP) receptor as a means of enhancing the therapeutic benefits of GLP-1 receptor activation. Tirzepatide is a dual GLP-1/GIP receptor agonist that has been approved by the U.S. Food and Drug Administration and is currently marketed in various dosage strengths and forms as Mounjaro® and Zepbound®.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. Viking's clinical programs include VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 and a Phase 2 trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. Concurrently, the company is evaluating an oral formulation of VK2735 in a Phase 2 trial. Viking is also developing VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders. The compound successfully achieved both the primary and secondary endpoints in a recently completed Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis.

In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company’s newest program is evaluating a series of internally developed dual amylin and calcitonin receptor agonists (or DACRAs) for the treatment of obesity and other metabolic disorders. In the rare disease space, Viking is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). In a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD, VK0214 was shown to be safe and well-tolerated, while driving significant reductions in plasma levels of very long-chain fatty acids (VLCFAs) and other lipids, as compared to placebo.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs; its agreement with CordenPharma, including the expected sufficiency of the supply of subcutaneous and oral VK2735 product forms under the agreement; the potential annual product opportunity for subcutaneous and oral VK2735; the anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; risks relating to the manufacturing of API and product supply for VK2735; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2024, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Contacts:

Viking Therapeutics, Inc.

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com